Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended December 31, 2014

(Dollars in millions)	December 2014
Domestic Card Metrics(1)
Net charge-offs	$223
Average loans held for investment	76,065
Net charge-off rate(2)	3.53%
30+ day performing delinquencies	$2,538
Period-end loans held for investment	77,704
30+ day performing delinquency rate(3)	3.27%

International Card Metrics(1)
Net charge-offs	$24
Average loans held for investment	8,041
Net charge-off rate(2)	3.52%
30+ day performing delinquencies	$240
Nonperforming loans	70
Period-end loans held for investment	8,172
30+ day performing delinquency rate(3)	2.94%
Nonperforming loan rate(4)	0.86%

Auto Finance Metrics
Net charge-offs	$70
Average loans held for investment	37,609
Net charge-off rate(2)	2.23%
30+ day performing delinquencies	$2,486
Nonperforming loans	197
Period-end loans held for investment	37,824
30+ day performing delinquency rate(3)	6.57%
Nonperforming loan rate(4)	0.52%
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(1)
Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.

(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.

(4)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.